Exhibit 21

SUBSIDIARIES OF THE COMPANY
As of June 30, 2003

Wholly-owned by Ace Cash Express, Inc.:	Check Express, Inc., a Florida corporation

Q.C.& G. Financial, Inc., an Arizona corporation

Public Currency, Inc., a California corporation

Ace Funding LLC, a Delaware limited liability company

Wholly-owned by Check Express, Inc.:	Check Express Florida, Inc., a Florida corporation

Check Express Finance, Inc., a Florida corporation

Check-X-Change Corporation, a California corporation

Check Express South Carolina, Inc., a Florida corporation

Check Express USA, Inc., a Florida corporation